INTER-TEL AND STEVEN G. MIHAYLO

AMEND THEIR SETTLEMENT AGREEMENT

TEMPE, AZ, June 29, 2006 — Inter-Tel, Incorporated (Nasdaq: INTL and “the Company”) and Steven G. Mihaylo, Inter-Tel’s founder, former Chairman and Chief Executive Officer and largest shareholder, announced today that they have amended the Settlement Agreement that they previously entered into and announced on May 5, 2006. A copy of the Amendment will be filed with the Securities and Exchange Commission (SEC) and will be available from Inter-Tel as set forth below under “Additional Information.”

In addition to other related issues, the Amendment specifically provides that:

•	Inter-Tel will provide additional due diligence to Mr. Mihaylo and his financing sources.
•

The Inter-Tel Board will not review or respond to Mr. Mihaylo’s June 14, 2006 proposal to purchase the Company for $22.50 per share, which proposal was conditioned upon, among other things, “confirmatory due diligence.”

•	Mr. Mihaylo will have until July 28, 2006 to submit a proposal to the Inter-Tel Board not conditioned on “confirmatory due diligence” to purchase all the Company’s shares for cash.

All other provisions of the May 5, 2006 Settlement Agreement remain in place.

About Inter-Tel, Incorporated

Inter-Tel offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide rage of managed services that include voice and data network design and traffic provisioning, custom application development, and financing solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,900 communications professionals, and services business customers through a network of 60 company-owned, direct sales offices and over 350 authorized providers in North America, Europe, Australia and south Africa. More information is available at www.inter-tel.com

Additional Information

Inter-Tel Incorporated will file a copy of the Amendment as an Exhibit to its Form 8-K with the SEC. STOCKHOLDERS OF INTER-TEL ARE URGED TO READ THE FORM 8-K AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders can obtain free copies of the Form 8-K and other documents when they become available by contacting investor relations at investorrelations@inter-tel.com, or by mail at Inter-Tel Incorporated Investor Relations, 1615 South 52nd Street, Tempe, Arizona 85281, or by telephone at 1-480-449-8900. In addition, documents filed with the SEC by Inter-Tel are available free of charge at the SEC’s website at www.sec.gov.

Safe Harbor

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to, the risks and uncertainties contained in the Company’s previously filed SEC reports, including the Company’s Annual Report on Form 10-K filed March 16, 2006, Form 10-Q filed on May 10, 2006 and Current Reports on Form 8-K. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Inter-Tel: Kurt Kneip, CFO, and Norman Stout, CEO, 480-449-8900

Steven G. Mihaylo: Mike Sitrick and Terry Fahn, Sitrick and Company, (310) 788-2850